MANUFACTURING LICENSE AND DISTRIBUTION AGREEMENT

THIS AGREEMENT is made this 1st day of July 2016, by and between Cloudburst Solutions, LLC, ("CBS") and Water Now, Inc., ("WNI").

WHEREAS, CBS is the developer and owner of all intellectual property related to a water treatment/reclamation process (the "Technology");

WHEREAS, the CBS has designed a water treatment unit designed for mass distribution to the retail market that utilizes the Technology ("Retail Unit" l);

WHEREAS, WNI wishes to obtain certain rights as more fully set forth below to manufacture the Retail Units and to distribute the Retail Units to commercial retailers in certain parts of the world on an exclusive basis ("Exclusive Area");

NOW, THEREFORE, in consideration of the promises hereinafter made by the parties hereto, it is agreed as follows:

ARTICLE 1

DEFINITIONS

(a)              "Agreement" means this Manufacturing License and Distribution Agreement and any Exhibits hereto.

(b)             "Business Day" means Monday through Friday except for public holidays. A public holiday is a day that is a public holiday in the United States of America.

(c)              "Confidential Information" means any and all information that is disclosed by one Party to the other Party and that relates to the Parties' business relationship hereunder, including, but not limited to, information relating to the manufacturing, testing, labeling, packaging, storing or supply of Product and any and all information exchanged between the Parties pursuant to Article 4 (c) hereof. Any Confidential Information disclosed in tangible form shall be marked as "CONFIDENTIAL" or "PROPRIETARY" or by a similar legend by the disclosing Party prior to disclosure. Any Confidential Information disclosed orally or visually shall be identified as such prior to, concurrent with or following disclosure and summarized in writing by the disclosing Party to the receiving Party within thirty (30) calendar days of the disclosure. Confidential Information shall not include information which (i) is in or comes into the public domain without breach of this Agreement by the receiving Party; (ii) was in the possession of the receiving Party prior to receipt from the disclosing Party and was not acquired by the receiving Party from the disclosing Party under an obligation of confidentiality or non-use; (iii) is acquired by the receiving Party from a third party not under an obligation of

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1 "Retail Unit" is further defined to be a water reclamation device utilizing CBS's Technology that has the capacity to treat 400 gallons of water a day or less and is packaged and marketed for sale through traditional retail outlets.

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confidentiality or non-use to the disclosing Party; or (iv) is independently developed by the receiving Party without use of any Confidential Information of the disclosing Party.

(d)             'Effective Date" means the date first written above.

(e)              "Intellectual Property Rights" means all intellectual or proprietary rights including, without limitation, any patents, patent applications, trademarks, trademark applications, trade names, service marks, service applications, copyrights, copyright applications, know-how, drawings, prints, specifications, reports, software for operating the water reclamation systems, and other technical information, trade secrets, manufacturing processes and formulas, customer and prospective customer lists, components supplier lists, manufacturer's lists and/or derivative processes, equipment ideas, and related rights and information related to the Technology, and specifically includes, but is not limited to, the Patents.

(f)               "Non-Retail Units" means a water reclamation device utilizing CBS's Technology that has the capacity to treat up to 2500 gallons of water a day.

(g)   "Patents" means U.S. Patent No. 7,959,814 B2, and U.S. Patent No. 7,866,380 B2, of which W. James Masters, Douglas W. Fugate, Edwin W. [sic, E.] Wilson, John T. Johnson, Ill, and Jason Masters (collectively. "Masters") are the named inventors, and to which CBS is assignee holds an exclusive license that includes the right to sub-license. As used herein, the term "Masters Patent" is deemed to include presently pending U.S. Application No. 14/946,010, and International Application No. PCT/US2015/____, both filed 19 November 2015, of which Edwin E. Wilson is the sole named inventor, and any and all divisions, continuations, continuations-in-part and foreign applications claiming priority to either of these pending applications.

(h) "Term" means the period commencing on the Effective Date and terminating as set forth below.

ARTICLE 1

APPOINTMENT OF DISTRIBUTORSHIP

1.                Distribution Right. For and in consideration of the sum of $500,000.00 paid to CBS no later than thirty (30) days from the execution of this agreement and the issuance of 500,000, zero par value, additional shares of WNI stock to CBS, which shares will be issued immediately upon the execution of this agreement2, CBS hereby appoints and grants WNI the exclusive and non-assignable right to sell Retail Units on a worldwide basis other than in those geographical areas set forth on Exhibit A ("Exclusive Area"). The distribution right shall be limited to customers who have places of business in or intend to operate the Retail Units in the Exclusive Area. Any requests or orders for Retail Units from areas for which CBS retained exclusive distribution rights received by WNI (whether directly or electronically) will be referred to CBS. CBS retains the worldwide rights to distribute Retail Units, except in the geographic area for which WNI has exclusive rights.

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2 These shares are in addition to the 750,000 shares issued by WNI in favor of CBS upon the execution of the term sheet

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2.                Retail Units Only. Nothing herein grants or otherwise conveys any rights to WNI for the distribution of any other applications, equipment, processes or products that incorporate the Technology, the Patents, the Intellectual Property or the Confidential Information other than the distribution of Retail Units in the Exclusive Area.

3.                Competitive Products. agrees not to represent or sell other products which are deemed to be competitive with the Retail Unit unless agreed to by CBS by written notice.

ARTICLE 11

LICENSE TO MANUFACTURE RETAIL UNITS

1.                Grant of License. For and in consideration of the additional sum of $1,000,000 ($500,000.00 of which shall be the Advance Royalty as provided for in Article Ill, Section 3 below), to be paid by WAI to CBS after the completion of a production plan by WNI or its affiliate, but in no event later than sixty (60) days from the Effective Date of this Agreement, CBS hereby grants to WNI an exclusive, nonassignable license to manufacture Retail Units for Distribution in the Exclusive Area. This license includes such rights in the Technology, the Intellectual Property Rights and Patents as may be necessary for WNI to manufacture the Retail Units.

2.                Design of Retail Units. All Retail Units manufactured by WNI must conform to specifications dictated by CBS and any proposed changes to the design or configuration of the Retail Units must be approved by CBS.

3.                Branding and Labeling. Each Retail Unit will have appropriate patent notices as determined by CBS and will also have a label or legend displayed in a prominent place that reads: "Powered by Cloudburst Technologies". The naming of the Retail Units for marketing and distribution purposes shall will be in the discretion of WNI, with CBS's approval which will not be unreasonably withheld.

4.                Manufacturing for CBS. At CBS' option, WNI will be obligated to manufacture Retail Units for distribution by CBS. The cost of such Retail Units to CBS shall be at the same cost as being charged WNI by any third party manufacturer and in no event more than cost (parts, direct labor and assembly overhead only) plus fifteen percent (15%). No royalties will be due from WAI on any Retail Units ordered by or manufactured for CBS.

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3 CBS has exclusive distribution rights in the Middle East and the Caribbean.

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ARTICLE 111

LIMITED LICENSE ON NON-RETAIL UNITS

1.                Grant of Limited License. CBS will grant to WNI a non-exclusive license to manufacture and distribute Non-Retail Units in the Exclusive Area only for Permitted Applications, as defined below. Nothing in this grant is intended nor should it be construed to limit the right of CBS or any assignee of CBS from selling Non-Retail Units anywhere in the World.

2.                Permitted Applications. WNI can only manufacture, sell and distribute Non-Retail Units for non-commercial purposes which may include provisioning of water for agricultural and human consumption purposes. WNI will not have any rights to utilize the Technology or to manufacture or distribute any water treatment unit for use in the oil & gas industry; environmental remediation; water treatment in conjunction with an industrial facility of any nature, including but not limited to landfills, mines, desalination plants, and wastewater treatment ("Permitted Applications").

3.                Applicability of Other Provisions of Agreement. The royalty provisions of Article IV as well as the provisions of paragraphs 2, 3, and 4 of Article Il related to the design, labeling and manufacturing option to CBS apply to Non-Retail Units as if specifically set forth in such provisions.

ARTICLE IV

ROYALTY TO CBS

1.      Base Royalty. agrees to pay a royalty equal to ten percent (10%) of the gross dollar sales of Retail Units by WNI, or any other entity operating in affiliation with WNI, though in no event will the royalty to be paid to CBS be less than seventy five dollars ($75.00) per Retail Unit sold ("Base Royalty"). The Base Royalty shall also include ten percent (10%) of any revenue received by WNI related to the Technology including revenue received from any sub distributor or other distribution media (including but not limited to online sales). This base royalty is payable on or before the 19 day of the month following the end of each calendar quarter (i.e. April 15, July 15, October 15, and January 15). Revenue generated by WNI that is unrelated to the Technology and/or the Retail Units or Non-Retail Units (i.e. storage tanks, mineral/vitamin packets) is not subject to the Base Royalty.

2.                 Minimum Annual Royalty. Notwithstanding the foregoing, WNI agrees to pay a minimum royalty of $500,000.00 per year ("Annual Minimum Royalty") to CBS payable quarterly with the first such quarterly payment of the minimum royalty due on or before April 15, 2017, at which time WNI will pay CBS the greater of $125,000.00 or the Base Royalty for all sales through March, 2017.

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3.                 Advance of Royalties. WNI will pay to CBS the sum of $500,000.00 ("Advance Royalty") on or before sixty (60) days from the Effective date and such Advance Royalty will be an advance against future Base Royalty or Annual Minimum Royalty and will be allocated to such future Base Royalty or Annual Minimum Royalty equally over the first four years of the Term of this Agreement (i.e. $31,250.00 per quarter for each quarter in years 2017, 2018, 2019, and 2020).

4.                 No Right of Offset. WNI shall pay to CBS the full amount of the Base Royalty and the Minimum Annual Royalty, without deduction, recoupment or offset. WNI hereby acknowledges and agrees that CBS is not responsible for any amounts, costs, charges, expenses and outlays of any nature whatsoever arising from or relating to this Agreement, except as expressly agreed herein to the contrary. If WNI fails to pay amounts when due hereunder, interest will accrue at the rate of one and one-half percent (1.5%) per month or the highest rate permitted by Texas law, whichever is lower, from the original due date until paid. If MINI fails to pay amounts due hereunder resulting in termination of this Agreement, the amounts due, including interest, remain payable to CBS.

5.                 Tax Responsibility of WNI. WNI shall bear and pay all taxes (including, without limitation, sales and use, withholding, gross receipts, and value added taxes) imposed by the government, including any political subdivision thereof, of any country or jurisdiction in which W\TI is doing business as the result of the existence of this License Agreement, payments made hereunder or the exercise of rights hereunder, and WNI shall indemnify CBS to the extent any such taxes (including interest and penalties thereon) are imposed on CBS, other than income taxes imposed upon CBS. If any applicable law requires WNI to withhold amounts from any payments to CBS hereunder (i) will effect such withholding and remit such amounts, and (ii) the sum payable by WNI upon which the deduction or withholding is based will be increased to the extent necessary to ensure that, after such deduction or withholding, CBS receives and retains, free from liability for such deduction or withholding, a net amount equal to the amount CBS would have received and retained in the absence of such required deduction or withholding.

ARTICLE V

PROPRIETARY RIGHTS

1.                Use of Company Name. CBS expressly prohibits any direct or indirect use, reference to, or other employment of its name, trademarks, or trade name exclusively licensed to CBS, except as specified in this Agreement or as expressly authorized by CBS in writing. All advertising and other promotional material will be submitted to CBS at least two weeks in advance and will only be used if CBS consents thereto, which consent shall not be unreasonably withheld. CBS hereby authorizes and requires WAI's use of CBS's insignia or lettering which will be on the Retail Units at the time of the delivery.

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CBS hereby authorizes the WNI's use of the legend set forth below. CBS shall submit to the WNI in writing full particulars prior to any use of the authorized legends, on stationery, invoices, promotion material or otherwise, and shall not proceed with such use unless and until CBS's written approval shall have been received.

2.                Drawings and Data. CBS will assist in providing necessary data for the proper manufacture, installation, test, operation and maintenance of the Retail Units. Portions of this data are proprietary in nature and will be so marked. WNI agrees to abide by the terms of such markings and to be liable for all loss or damage incurred by CBS as a result of the improper or unauthorized use of such data. CBS retains for itself all proprietary rights in and to all designs, engineering details, and other data pertaining to any Retail Units specified in the contract and to all discoveries inventions, patent rights, etc., arising out of work done in connection with the contract and to any and all Retail Units developed as a result thereof, including the right to manufacture any and all such Retail Units.

ARTICLE VI

WARRANTIES AND INSURANCE

1. Disclaimer of Warranties. CBS DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF QUALITY OR PERFORMANCE, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

2.                 Warranties to Consumers. WNI, as manufacturer of the Retail Units, is solely responsible for any liabilities arising as a result of any claims from purchasers of the Retail Units arising out of breach of warranty, negligence, products liability or any other cause of action whether in tort or in contract. WNI will fully indemnify CBS from any such claims.

3.                 Intellectual Property. CBS represents and warrants that (a) prior to the execution of this Agreement, CBS owned and has independently developed or acquired all of the Technology and Intellectual Property Rights; (b) CBS has not transferred ownership of any of the Intellectual Property Rights or Patents to which a license is being granted to WNI in this Agreement or knowingly permitted its rights in any such intellectual property to enter the public domain; and (c) to CBS's knowledge, none of the material intellectual property rights or Patents violates or infringes upon, and WNI's contemplated use of such rights does not and will not violate or infringe upon, the rights of any person or entity, and, to CBS's knowledge, no third party is currently infringing upon any of such Patents or other intellectual property.

4.                 Insurance. agrees to maintain product liability insurance in an amount not less than one million dollars ($1,000,000 per occurrence and ten million dollars ($10,000,000) in aggregate.

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ARTICLE VII

DURATION OF AGREEMENT

1.    Term. The term of this Agreement shall be for a period often (10) years from the date hereof, unless sooner terminated and may be extended for an additional ten (10) years, at WNI's option provided that WNI has complied with all terms and conditions during the initial ten year term and further provided that during such optional additional ten year term the Minimum Annual Royalty provided for in Article 111.2 above will be increased to $600,000.00 per year for the extended ten year term of the Agreement. Termination shall not relieve either party of obligations incurred prior thereto.

2.    Termination. This Agreement may be terminated only:

(a)              By either party for substantial breach of any material provision of this Agreement by the other, provided due notice has been given to the other of the alleged breach and such other party has not cured the breach within thirty (30) days thereof; or

(b)              By CBS if: there is an unacceptable change in the control or management of the WNI• if the ceases to function as a going concern or makes an assignment for the benefit of creditors; if a petition in bankruptcy is filed by or against the WNI, resulting in an adjudication of bankruptcy; or, if the WNI fails to pay its debts as they become due and provided due notice has been given by CBS to the WNI and the MINI has not cured such breach within thirty (30) days thereof;

(c)              Upon termination of this Agreement all further rights and obligations of the parties shall cease, except that WNI shall not be relieved of (i) its obligation to pay any monies due, or to become due, as of or after the date of termination, and (ii) any other obligation set forth in this Agreement which is to take effect after the date of termination.

ARTICLE VIII

NOTICES

1.                Notice or Communication. Any notice or communication required or permitted hereunder shall be in writing and shall be sent by registered mail, return receipt requested, postage prepaid and addressed to the addresses set forth below or to such changed address as any party entitled to notice shall have communicated in writing to the other party. Notices and communications to Company shall be sent to:

Cloudburst Solutions, LLC

6300 Ridglea Place, Suite 620

Fort Worth, Texas 76116

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Notices and communications to WNI shall be sent to:

Water Now, Inc.

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Any notices or communications to either party hereunder shall be deemed to have been given when deposited in the mail, addressed to the then current address of such party.

2.                Date of Effectiveness. Any such notice or communication so mailed shall be deemed delivered and effective seventy-two (72) hours after mailing thereof in the United States.

ARTICLE IX

GENERAL PROVISIONS

1.                Relationship of Parties. The relationship between the parties established by this Agreement shall be solely that of licensor and licensee and all rights and powers not expressly granted to WNI are expressly reserved to CBS. YVNI shall have no right, power or authority in any way to bind CBS to the fulfillment of any condition not herein contained, or to any contract or obligation, expressed or implied.

2.                Independence of Parties. Nothing contained in this Agreement shall be construed to make the WNI the agent for CBS for any purpose, and neither party hereto shall have any right whatsoever to incur any liabilities or obligations on behalf or binding upon the other party. The WNI specifically agrees that it shall have no power or authority to represent CBS in any manner; that it will solicit orders for Retail Units as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent CBS in any manner; that it will solicit orders for Retail Units as an independent contractor in accordance with the terms of this Agreement; and that it will not at any time represent orally or in writing to any person or corporation or other business entity that it has any right, power or authority not expressly granted by this Agreement.

3.                Indemnity. The WNI agrees to hold CBS free and harmless from any and all claims, damages, and expenses of every kind or nature whatsoever (a) arising from acts of the WAI; (b) as a direct or indirect consequence of termination of this Agreement in accordance with its terms; or (c) arising from acts of third parties in relation to Retail Units sold to the WNI under this Agreement, including, but not limited to execution of liens and security interests by third parties with respect to any such Retail Units.

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4.                Assignment. This Agreement constitutes a personal contract and WNI shall not transfer or assign same or any part thereof without the advance written consent of Company.

5.                Entire Agreement. The entire Agreement between CBS and the WAI covering the Retail Units is set forth herein and any amendment or modification shall be in writing and shall be executed by duly authorized representatives in the same manner as this Agreement. The provisions of this Agreement are severable, and if any one or more such provisions are determined to be illegal or otherwise unenforceable, in whole or in part, under the laws of any jurisdiction, the remaining provisions or portions hereof shall, nevertheless, be binding on and enforceable by and between the parties hereto. Any provisions, terms or conditions of WNI's Purchase Orders which are, in any way contradicting of this Agreement, except those additional provisions specifying quantity and shipping instructions, shall not be binding upon Company and shall have no applicability to the sale of goods by Company to WNI.

6.                Applicable Law. This Agreement shall be governed by the laws of the United States and more specifically the laws of the State of Texas and venue for any and all disputes related to this Agreement shall be resolved in the appropriate state or federal courts in Tarrant County, Texas.

7.                Separate Provisions. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date and year indicated above.

Cloudburst Solutions, LLC	Water Now, Inc.

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EXHIBIT A

Water Now, Inc.'s rights to distribute Retail Units shall be worldwide, save and except the following geographical areas and countries:

 •    The continent of Africa4

 •    All countries situated in Caribbean Sea

 •    China5

 •    The Middle East (Bahrain, Kuwait, Oman, Qatar, Saudi Arabia, UAE, Iran, Iraq, Yemen)

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4                      Water Now will have non-exclusive rights in Africa, but nothing in the Agreement will in any way limit or prohibit CBS from directly or indirectly distributing Retail Units or other applications or embodiments of the Technology in the African Continent.

5                      Water Now will have non-exclusive rights in China, but nothing in the Agreement will in any way limit or prohibit CBS from directly or indirectly distributing Retail Units or other applications or embodiments of the Technology in China.

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